EXHIBIT 4.1



New York, NY  10041            Frank A. Ciccotto, Jr.
Tel. 212-438-4417              55 Water Street, 45th Floor
Fax 212-438-7748               Managing Director
frank_ciccotto@                E-Business Services
standardandpoors.com

                                         STANDARD & POOR'S
                                         A Division of The McGraw Hill Companies


                                October 19, 2011


Van Kampen Funds Inc.
11 Greenway Plaza
Houston, Texas 77046-1173

The Bank of New York Mellon
Unit Investment Trust Dept.
2 Hanson Place, 12th Floor
Brooklyn, New York 11217

             Re: Van Kampen Unit Trusts, Taxable Income Series 357 GNMA Income Portfolio, Series 10

Gentlemen:

   We have examined Registration Statement File No. 333-175957 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc., as evaluator.

   In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

   You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,

                                                           /s/ Frank A. Ciccotto

                                                               Frank A. Ciccotto
                                       Senior Vice President and General Manager